Exhibit 5.1
23 January 2009
Dear Sirs,
Registration Statement on Form S-8
Long Term Incentive Plan, as amended October 23, 2008
Employment Agreements with certain U.S. Employees
We have acted as Australian counsel for Sims Metal Management Limited, a corporation incorporated under the laws of the State of Victoria, Australia (the “Company”), in connection with the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 22, 2009 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of up to 1.1 million ordinary shares of the Company (the “Shares”) underlying the American Depositary Shares to be issued by the Company upon the vesting or exercise of awards under the Long Term Incentive Plan, as amended October 23, 2008 (the “Plan”), and employment agreements with certain U.S. employees (the “Employment Agreements” and, collectively with the Plan, the “Plans”).
We have reviewed copies of the Plans, and we have examined and relied upon the originals, or photostatic or certified copies, of such records of the Company, including the Company’s constitution, resolutions of the directors of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as photostatic or certified copies, (iv) the authenticity of the originals of such copies, (v) that all documents submitted to us are true and complete, (vi) that resolutions of the directors of the Company that we have relied upon for the purposes of this letter will not be varied or revoked after the date of this letter and that (A) the meeting of the directors of the Company at which the resolutions were considered was properly convened; (B) all directors who attended and voted were entitled to do so; (C) the resolutions were properly passed; and (D) the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed, (vii) that the adoption and performance of the Plan materially benefits the Company and was entered into in good faith for the purpose of the Company’s business, (viii) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder, and (ix) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorised, and when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable, subject to compliance with the applicable rules of the Australian Securities Exchange and Chapter 2E of the Corporations Act 2001 (Cth) in relation to officers or directors that may be issued under the Plans after the date of this letter. For the purpose of this opinion, the term “non-assessable,” when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of New South Wales, Victoria or the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid up in all amounts due on such Shares as to nominal amount and premium thereon, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Shares.
The opinion expressed above is limited to the laws of New South Wales, Victoria and the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter may not be relied upon by any person or entity other than you, quoted in whole or in part or otherwise referred to in any report or document, furnished to any other person or entity (other than your legal counsel and employees) or relied upon for any purpose other than in connection with consummating the transactions described herein without our prior written approval. This opinion letter has been delivered on the date hereof based on laws in effect on such date, and we undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinion set forth herein.
This opinion is governed by the laws of New South Wales. This opinion is given only on behalf of Baker & McKenzie, an Australian partnership and not on behalf of any other member Firm of Baker & McKenzie International. In this opinion, “we”, “us”, “our” and like expressions should be continued accordingly.
We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.
Yours sincerely,
/s/ BAKER & MCKENZIE
BAKER & MCKENZIE

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